Exhibit 10.9

[Performance Vested Option]

THE HOME DEPOT, INC.

NONQUALIFIED STOCK OPTION

THE HOME DEPOT, INC. 2005 OMNIBUS STOCK INCENTIVE PLAN

GRANTED TO: <NAME>	GRANT DATE: <GRANT DATE>	NUMBER OF SHARES OF THE HOME DEPOT, INC. COMMON STOCK: <OPTIONS GRANTED>	EXERCISE PRICE PER SHARE: <OPTION PRICE>
Social Security #: <SSN>	LATEST EXP. DATE: <10TH ANNIVERSARY OF GRANT DATE>

The Company recognizes the value of your service as a key employee of the Company and its subsidiaries and has awarded you this nonqualified stock option under the Plan, subject to the following terms and conditions.  Capitalized terms shall have the meanings set forth in Section 11.

1.             Award.  The Company hereby grants you a nonqualified stock option, as of the Grant Date specified above, to purchase from the Company the above-stated number of shares of the Company’s Common Stock, $.05 par value, at the Exercise Price set forth in Section 2.

              2.         Exercise Price.  The Exercise Price for the Option shares is $________ per share, which is the Closing Stock Price on the Grant Date.

3.             Vesting and Exercise Period.

(a)           Performance Vesting.  The Option shall vest and become exercisable in full on the later of: (i) the Target Price Date; or (ii) the first anniversary of the Grant Date.

(b)           Death, Disability, Retirement.  Unless previously forfeited, Option shares that have not vested as of the date of your Retirement Eligibility, or your death or Disability at any time, shall continue to vest according to the vesting schedule set forth in Section 3(a) and, if vested before the fifth anniversary of the Grant Date, shall remain exercisable through the Latest Expiration Date; provided, that in the event your employment ends due to your death or Disability before Retirement Eligibility, the Option shares shall remain exercisable only through the earlier of: (i) the first anniversary of the later of the vesting date or your employment termination date; or (ii) the date the Option expires in accordance with Section 4.

4.             Expiration.  The Option shall expire and be forfeited on the earlier of: (i) the date of termination of your employment with the Company and its subsidiaries for any reason other than Retirement Eligibility, death or Disability, or three months thereafter if the Option was vested on your employment termination date; or (ii) the fifth anniversary of the Grant Date if the Target Price Date has not occurred; [OPTIONAL: or  (iii) Discharge for Cause or violation of any of the confidentiality, non-competition or non-solicitation provisions of Sections 8 and 9 at any time, including during any continued vesting period provided by Section 3;] or (iv) the Latest Expiration Date.  In no event may the Option be exercised after the Latest Expiration Date.

5.             Method of Exercise.  Once vested, the Option may be exercised at any time before expiration, in whole or in part, but in no event with respect to a fractional share.  Exercise shall be by notice of exercise to the Company, specifying the number of shares to be purchased, the Exercise Price for each share and the aggregate Exercise Price for all shares being purchased under said notice.  The notice shall be accompanied by payment of the aggregate Exercise Price for the number of shares purchased and any applicable withholding taxes.  Such exercise shall be effective upon the actual receipt of such payment and notice to the Company.  The aggregate Exercise Price shall be paid by check payable to the order of the Company, or shares of Common Stock of the Company, the fair market value of which at the time of such exercise is equal to the aggregate Exercise Price (or portion thereof to be paid with previously owned Common Stock).  Payment of the Exercise Price in shares of Common Stock shall be made by delivering properly endorsed stock certificates to the Company or otherwise causing such Common Stock to be transferred to the account of the Company, either physically or through attestation.  In addition, the aggregate Exercise Price for all shares purchased pursuant to an exercise of the Option may be paid from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares to which the exercise relates.  There shall be furnished with each notice of the exercise of any portion of the Option such documents as the Company in its discretion may deem necessary to ensure compliance with applicable rules and regulations of any stock exchange or governmental authority.  No rights or privileges of a stockholder of the Company in respect to such shares issuable upon the exercise of any part of the Option shall accrue to you unless and until certificates representing such shares have been registered in your name.   The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and other applicable laws; provided, however, that notwithstanding any other provision of this Option, the Option shall not be exercisable if the exercise thereof would result in a violation of any law.

6.             Nontransferability.  Except as otherwise provided in the Plan, the Option shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or under the laws of descent and distribution, whether by the operation of law or otherwise.  An option may be exercised, during your lifetime, only by you or your legal representative.  Upon any attempt to do anything prohibited by this section, the Option shall immediately become null and void.

7.             Withholding.  You are responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Option to satisfy its minimum statutory withholding requirements.  Such payment shall be made in full, at your election, in cash or check, by withholding from your next normal payroll check, or by the tender of shares of the Company’s Common Stock (including shares then purchased under this Award).   Shares tendered as payment of required withholding shall be valued at the Closing Stock Price on the date such withholding obligation arises.

[OPTIONAL:        8.             Confidential Information.  You acknowledge that through your employment with the Company that you have acquired and had access to the Company’s confidential and proprietary business information and trade secrets.  You agree that the Company may prevent the use or disclosure of its confidential information and proprietary business information and trade secrets and acknowledges that the Company has taken all reasonable steps necessary to protect the secrecy of the information. You agree that you have not and in the future will not use or disclose to any third party Confidential Information, unless compelled by law and after notice to the Company. ]

[OPTIONAL (NON-LEGAL):           9.   Non-Competition and Non-Solicitation.  You agree that you will not, while you are employed by the Company or any of its subsidiaries, and for a period of 24 months subsequent to the termination of such employment, enter into or maintain an employment or contractual relationship, either directly or indirectly, to provide services to a Competitor of substantially the same nature as you provided to the Company or its subsidiaries.  In the event you wish to enter into any relationship or employment before the end of the above-referenced 24 month period which would be covered by the above non-compete provision, you agree to request written permission from the Company’s Executive Vice President, Human Resources before entering any such relationship or employment. The Company may approve or not approve of the relationship or employment at its absolute discretion. You agree that while you are employed by the Company or any of its subsidiaries, and for a period of 36 months subsequent to the termination of your employment, you will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Company’s Executive Vice President, Human Resources.]

[OPTIONAL (LEGAL):   9.  Non-Competition and Non-Solicitation.  The Company shall not limit your rights to be employed by or engaged in any business or other activities except as specifically set forth herein. You acknowledge that during your employment with the Company, you have had access to and acquired the Company’s privileged and Confidential Information on a very wide range of issues and subject matter of concern to the Company, and that it would be impossible for you to provide legal services or advice to a Competitor on the great majority of subjects without creating a conflict of interest with respect to the Company as your former client by using, relying on or disclosing this Confidential Information in violation of your ethical obligations referred to above.  You agree that given these circumstances it is reasonable that while you are employed by the Company or any of its subsidiaries, and for 24 months subsequent to the termination of your employment, you will not provide legal services or advice, either directly or indirectly, to any Competitor without the prior written consent of the Company, regardless of whether the services are provided through a direct employment or contractual relationship with a Competitor or through a law firm, consulting firm, or any other entity that provides legal services or advice to a Competitor of the Company. Nothing in this subsection shall prohibit you from working for a law firm, consulting firm, or any other entity that represents or advises a Competitor so long as you personally provide no services or advice to such competitor, or to other persons working within that entity with respect to such Competitor, before the end of the above-referenced 24 month period.   In the event you wish to enter into any relationship or employment before the end of the above-referenced 24 month period which would be covered by the above non-compete and/or non-disclosure or conflict of interest provisions, you agree to request written consent and a waiver of the aforementioned conflict of interest from the Company’s General Counsel before entering any such relationship or employment. The Company may consent or not consent to the relationship or employment at its absolute discretion.  Alternatively, in the event that you believe that such new relationship or employment, despite being with or for a Competitor, is not with respect to any matter that is substantially related to any work done for the Company and therefore does not implicate the conflict of interest provisions, or otherwise does not present a situation in which you would use Confidential Information in such a way as to benefit a person other than the Company, you agree to inform the Company’s General Counsel of the basis for that conclusion and to request the Company’s agreement.  The Company may reasonably request further information, but will not unreasonably withhold its agreement to such a request by you.  You further agree that while you are employed by the Company or any of its subsidiaries, and for a period of 36 months subsequent to the termination of your employment, you will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Company’s Executive Vice President, Human Resources.]

10.       Miscellaneous

(a)           Disclaimer of Rights.  Nothing contained herein shall constitute an obligation for continued employment.

(b)           Limitation of Actions.  Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the earlier of the date the claim arises or the date the Company provides you notice of denial of your claim.

(c)           Severability.  If any term, provision, covenant or restriction contained herein is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(d)           Offset.  The Company may deduct from amounts otherwise payable under this Award all amounts owed by you to the Company and its affiliates to the maximum extent permitted by applicable law.

(e)           Controlling Law.  The Option shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof.  You agree to irrevocably submit any dispute arising out of or relating to this Option to the exclusive concurrent jurisdiction of the state and federal courts located in Delaware.  You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Delaware.

                           (f)               Terms of Plan.  The Option is subject to the terms and conditions set forth in the Plan, which are incorporated into and shall be deemed to be a part of this Option, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Company) are otherwise set forth in this Option. In the event that there is any inconsistency between the provisions of this Option and of the Plan, the provisions of the Plan shall govern.

11.           Definitions.  As used in this Option, the following terms shall be defined as set forth below:

(a)           “Closing Stock Price” means, as of any date, the closing stock price for the Company’s

Common Stock on the New York Stock Exchange, and if the New York Stock Exchange is not open for trading on such date, the closing stock price on the immediately preceding date when the market is open for trading.

(b)           “Company” means The Home Depot, Inc., a Delaware corporation, with its corporate headquarters located at 2455 Paces Ferry Road, Atlanta, Georgia  30339.

[OPTIONAL:  (c)   “Competitor” means any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in the United States, Canada, Puerto Rico, Mexico, China, or any other location in which the Company, its parents, subsidiaries, affiliates or related entities conduct business before your employment termination date; businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest: [INSERT LIST OF COMPETITORS HERE] .]

[OPTIONAL:   (d)  “Confidential Information” shall include any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in your memory or has been compiled or created by you, including but is not limited to technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.]

[OPTIONAL:   (e)  “Discharge for Cause” means the involuntary termination of your employment with the Company and its subsidiaries or a successor entity because of an event involving moral turpitude or dishonesty, a gross failure or negligence on your part in performing your expected duties, a violation of the Company’s substance abuse or compliance policies, or willful misconduct or action by you that is damaging or detrimental to the Company.  A determination by the Company that a termination is a Discharge for Cause will be conclusive and binding.]

(f)            “Disability” means termination of your employment with the Company and its subsidiaries due to your inability to substantially perform your employment duties with the Company and its subsidiaries, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to you and the Company or, if we cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by you; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association.

(g)           “Exercise Price” means the exercise price for the Option shares, as set forth in Section 2.

(h)           “Grant Date” means the date of grant of the Option as set forth above.

(i)            “Latest Expiration Date” means the tenth anniversary of the Grant Date.

(j)            “Option” means the nonqualified stock option granted herein.

(k)           “Plan” means the Company’s 2005 Omnibus Stock Incentive Plan, as amended.

(l)            Retirement Eligibility” means attainment of age 60 with at least five (5) years of continuous service with the Company and its subsidiaries.

(m)          Target Price Date” means the first date, on or before the fifth anniversary of the Grant Date, on which the Closing Stock Price has been equal to or greater than 125% of the Exercise Price for thirty (30) consecutive trading days.

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